Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports Second Quarter 2017 Results

JERSEY CITY, NJ [August 3, 2017] Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB), a leading global manufacturer of products that power, protect and connect electronic circuits, announces preliminary financial results for the second quarter of 2017.

Second Quarter 2017 Highlights
•	Net sales were $131.6 million for the second quarter of 2017, the same level as the second quarter of 2016.
•
Gross profit margin improved to 22.1% in the second quarter of 2017, up from 19.5% in the second quarter of 2016 primarily due to lower incentive compensation and a more favorable product mix in the second quarter of 2017, as well as cost savings realized on prior year restructuring efforts.

•
Net earnings were $3.1 million in the second quarter of 2017, down from $22.8 million in the same period of 2016.  Net earnings for the 2016 period included $12.8 million of net income related to prior acquisition-related tax settlements as well as a reduction to our goodwill impairment charge of $4.9 million.

•
On a GAAP basis, Class A earnings per share was $0.24 in the second quarter of 2017 compared to $1.83 in the second quarter of 2016 and Class B earnings per share was $0.26 in the second quarter of 2017 compared to $1.93 in the second quarter of 2016.

•
On a Non-GAAP basis, Class A earnings per share was $0.48 in the second quarter of 2017 compared to $0.43 in the second quarter of 2016 and Class B earnings per share was $0.51 in the second quarter of 2017 compared to $0.46 in the second quarter of 2016.

•	Non-GAAP Adjusted EBITDA increased to $13.2 million, or 10.0% of net sales, in the second quarter of 2017 compared to $11.2 million, or 8.5% of net sales, for the same period of 2016.
•	Debt balance was reduced by $12.5 million from March 31, 2017, bringing our outstanding debt balance down to $130.5 million as of June 30, 2017.
•	Declared dividends were $0.06 and $0.07 for Class A and Class B shares, respectively, payable August 1, 2017.

Non-GAAP financial measures, such as Non-GAAP EPS, exclude the impact of costs associated with a legal entity restructuring, ERP system implementation costs, impairment charges, restructuring charges and certain other items. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures and our explanation of why we present Non-GAAP financial measures.

CEO Comments
Daniel Bernstein, President and CEO, said, "Increased demand in our served markets and higher bookings throughout 2017 resulted in the end of a streak of seven consecutive quarters of year-over-year sales declines, as second quarter 2017 total sales matched those from last year's second quarter. Management continues to make top line growth one of our primary goals and this is the first milestone in reaching our target.  Furthermore, our gross margin expanded to 22.1% in the second quarter of 2017 compared to 19.5% in last year's second quarter, despite the flat revenue comparison, as a result of a favorable shift in product mix and cost savings measures implemented in the past year.

"Bel's Connectivity Solutions business showed solid sales and profit growth from the first quarter of 2017.  The increase in sales was largely the result of strong sales in the military sector with a few key programs in Europe and the U.S.  Sales within our industrial sector began to rebound in the second quarter, particularly in agricultural equipment and trucking applications.  We also saw an increase in sales to our catalog distributors, which was largely fueled by increased demand for our radio frequency (RF) connectivity products.  The improvement in profitability resulted from higher sales coupled with cost savings realized on the previously-announced restructuring efforts.

"Bel's Magnetics Solutions business continues to maintain a strong backlog for our integrated connector module (ICM) products. There has been steady demand for our established 1-gig and 10-gig ICMs as well as our recently released 2.5-gig and 5-gig variants.  The upswing in second quarter sales compared to last year's second quarter was driven by a new product introduction at one of our large OEM customers.  We are also seeing upside as a result of our multi-gig discrete magnetics for LAN applications which had double-digit sales growth compared to the second quarter of 2016.

"Within Bel's Power Solutions and Protection group, there have been several new product developments in 2017.  We have launched a 4kW PSU for 48V systems that support OCP (Open Compute Project) and CORD (Central Office Rearchitected as a Datacenter) initiatives. This product has been well-received by the marketplace and initial orders are scheduled for shipment in the third quarter.  We also continue to engage in new opportunities in the e-Mobility segment for projects expected to move into production in 2018 and 2019.  We are very pleased to note that Bel Power Europe, which we acquired in 2012, doubled its sales from last year's second quarter by penetrating the marine and industrial markets.  We've also seen consistent growth over the past three quarters in our circuit protection line, based on new efforts to introduce more products into the marketplace.  Despite the progress we see on the product development side, we continue to closely monitor the profitability of the Power Solutions business, and will be implementing actions designed to enable this business to improve its contribution to our consolidated results," concluded Mr. Bernstein.

Financial Summary

All comparative percentages are on a year-over-year basis, unless otherwise noted.

Second Quarter 2017 Results

Net Sales
Net sales were $131.6 million, flat from last year's second quarter. By geographic segment, Asia was up by 5.4%, Europe was up by 0.4% and North America was down by 3.6%.  By product group, Magnetics Solutions was up by 7.4%, Power Solutions and Protection sales were lower by 4.2% and Connectivity Solutions was lower by 2.4%.  During the second quarter of 2017, 33% of our sales related to our Connectivity Solutions products (compared to 34% for the same period of 2016), 34% related to our Power Solutions and Protection products (compared to 35% in 2016) and 33% related to our Magnetic Solutions products (compared to 31% in 2016).

Gross Profit
Gross profit margin improved to 22.1%, up from 19.5% in the second quarter of 2016, and gross margin dollars were up by $3.4 million in the second quarter of 2017 on the same sales volume. Lower incentive compensation, a favorable shift in product mix and cost savings from prior restructuring efforts contributed to margin expansion in the second quarter of 2017.

Selling, General and Administrative Expenses (SG&A)
SG&A expenses were $21.9 million, up from $18.0 million in the second quarter of 2016.  In the second quarter of 2016, SG&A benefited from a reversal of certain value-added and business tax items recorded in connection with the acquisition of Power Solutions of $2.4 million.  Other factors contributing to the increase in 2017 related to consulting fees in connection with the Company's Enterprise Resource Planning (ERP) system implementation of $0.6 million and an increase of foreign exchange losses of $2.5 million.  These factors were partially offset by a reduction in incentive compensation expense compared to the second quarter of 2016 as well as cost savings from recent restructuring efforts.

Operating Income
Operating income was $7.0 million, compared to $10.0 million in the second quarter of 2016, with an operating margin of 5.3% in the second quarter of 2017 compared to 7.6% in the second quarter of 2016.

Income Taxes
The income tax provision was $2.3 million in the second quarter of 2017 as compared with an income tax benefit of $14.1 million during the same period of 2016.  The Company's income tax provision can fluctuate significantly based upon the geographic segment in which the pre-tax profits and losses are earned.  Of the geographic segments in which the Company operates, the U.S. has the highest tax rates; Europe tax rates are generally lower than those of the U.S.; and Asia has the lowest tax rates.  The income tax benefit in 2016 included a net benefit related to the resolution of certain liabilities for uncertain tax positions of $10.4 million as well as a $2.3 million tax benefit related to the finalization of our goodwill impairment during the second quarter of 2016.  In the second quarter of 2017, the Company incurred $2.3 million in tax expense related to a legal entity restructuring.  These factors resulted in an effective tax rate of 42.4% during the second quarter of 2017, compared to an effective tax rate of (163.5)% during the same quarter last year.

Net Earnings
Net earnings were $3.1 million in the second quarter of 2017 as compared with $22.8 million in the second quarter of 2016.

Six Months Ended June 30, 2017 Results

Net Sales
Net sales were $245.3 million, down $7.5 million, or 3.0%, from last year's first half. By geographic segment, Europe was down by 4.0%, North America was down by 6.2% and Asia was up by 3.0%.  By product group, Power Solutions and Protection sales were 9.3% lower, Connectivity Solutions was down by 3.2% and Magnetics Solutions was up by 4.9%.  During the first half of 2017, 35% of our sales related to our Connectivity Solutions products (compared to 35% for the same period of 2016), 33% related to our Power Solutions and Protection products (compared to 35% in 2016) and 32% related to our Magnetic Solutions products (compared to 30% in 2016).

Gross Profit
Gross profit margin was 21.3%, up from 19.3% during the same period of 2016. Lower incentive compensation and a favorable mix of products sold resulted in a favorable impact to gross profit margin in 2017 as compared with 2016. In addition, the restructuring efforts taken last year also resulted in reduced direct labor and fixed overhead costs during the 2017 period.

Selling, General and Administrative Expenses
SG&A expenses increased by $7.4 million in the first half of 2017 to $43.0 million compared to $35.6 million in the same period in 2016. During 2016, Bel recorded a non-recurring benefit of $5.2 million for certain value-added and business tax items recorded in connection with the acquisition of Power Solutions. Other factors contributing to the increase in 2017 related to consulting fees in connection with the Company's ERP implementation of $1.1 million and an increase of foreign exchange losses of $2.7 million.  These factors were partially offset by a reduction in incentive compensation expense compared to the second quarter of 2016 as well as cost savings from recent restructuring efforts.

Goodwill and Other Intangible Assets Impairment
During the first half of 2016, we recorded an impairment charge related to our goodwill and other intangible assets of $106.0 million. This impairment charge did not impact our cash expenditures, liquidity, financial performance, compliance with our debt covenants or affect the ongoing business.

Operating Income (Loss)
Operating income was $9.1 million in the first half of 2017 as compared with a loss of $(93.4) million in the same period of 2016, with an operating margin of 3.7% in the first half of 2017 compared to (37.0)% in the first half of 2016.

Income Taxes
The provision for income taxes was $2.3 million in the first half of 2017 as compared with an income tax benefit of $19.0 million during the same period of 2016. The income tax benefit in 2016 included a net benefit related to the resolution of certain liabilities for uncertain tax positions of $13.0 million and a net benefit related to the goodwill and other intangible assets impairment of $4.4 million. In addition, the mix of pre-tax earnings and losses in different jurisdictions contributed to the benefit in the six-month period of 2016.  The 2017 period included $2.3 million in tax expense related to a legal entity restructuring. These factors resulted in an effective tax rate of 37.0% during the first half of 2017, compared to an effective tax rate of 19.6% during the same period last year.

Net Earnings (Loss)
Net earnings was $3.9 million in the first half of 2017 as compared with a loss of $(77.9) million in the same period of 2016.

Balance Sheet Data
As of June 30, 2017, working capital was $163.9 million, including $58.7 million of cash and cash equivalents with a current ratio of 2.7-to-1. In comparison, as of December 31, 2016, working capital was $163.1 million, including $73.4 million of cash and cash equivalents with a current ratio of 2.8-to-1. Total debt at June 30, 2017 was $130.5 million as compared to $141.2 million at December 31, 2016.  The decrease in total debt was primarily due to net repayments of $11.4 million in the first half of 2017.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today.  To participate, dial (888) 430-8709 or (719) 325-4781, conference ID number: 1274489.  A simultaneous webcast of the conference call may be accessed online from the Events and Presentations link of the Investors page under the "About Bel" tab at www.BelFuse.com.  The webcast replay will be available for a period of 20 days at this same Internet address.  For a telephone replay, dial (844) 512-2921 or (412) 317-6671, conference ID number: 1274489 after 2:00 p.m. Eastern.

About Bel
Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Non-historical information contained in this press release (such as the statements regarding future targets and outlook, scheduled shipments, expected production and other planned actions) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures
The non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP EPS, Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.  We present results adjusted to exclude the effects of certain unusual or special items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods.  We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Website Information
We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales	$131,617	$131,622	$245,285	$252,805
Cost of sales	102,575	105,930	192,965	204,040
Gross profit	29,042	25,692	52,320	48,765
As a % of net sales	22.1%	19.5%	21.3%	19.3%

Selling, general and administrative expenses	21,858	17,966	43,010	35,636
As a % of net sales	16.6%	13.6%	17.5%	14.1%
Impairment of goodwill and other intangible assets(2)	-	(2,611)	-	105,972
Impairment of property, plant and equipment	42	-	42	-
Restructuring charges	138	373	171	601

Income (loss) from operations	7,004	9,964	9,097	(93,444)
As a % of net sales	5.3%	7.6%	3.7%	-37.0%

Interest expense	(1,586)	(1,505)	(3,010)	(3,706)
Interest income and other, net	(6)	184	48	224
Earnings (loss) before benefit for income taxes	5,412	8,643	6,135	(96,926)

Provision for (benefit from) income taxes	2,292	(14,133)	2,269	(19,005)
Effective tax rate	42.4%	-163.5%	37.0%	19.6%
Net earnings (loss) available to common stockholders	$3,120	$22,776	$3,866	$(77,921)
As a % of net sales	2.4%	17.3%	1.6%	-30.8%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175	2,175	2,175	2,175
Class B common shares - basic and diluted	9,859	9,729	9,852	9,715

Net earnings (loss) per common share:
Class A common shares - basic and diluted	$0.24	$1.83	$0.30	$(6.31)
Class B common shares - basic and diluted	$0.26	$1.93	$0.33	$(6.61)

(1) The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission. Some prior period amounts have been reclassified to conform to the current year presentation. These reclassifications, individually and in the aggregate, had no impact on our consolidated statements of operations.

(2) During the six months ended June 30, 2016, we recorded a non-cash impairment charge of $106.0 million related to our goodwill and other intangible assets. This impairment did not impact our cash expenditures, liquidity, financial performance, compliance with our debt covenants or affect our ongoing business.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)
	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$58,663	$73,411
Accounts receivable, net	89,228	74,416
Inventories	102,992	98,871
Other current assets	10,500	8,744
Total current assets	261,383	255,442
Property, plant and equipment, net	44,947	48,755
Goodwill and other intangible assets, net	91,466	92,779
Other assets	32,143	29,764
Total assets	$429,939	$426,740

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$48,821	$47,235
Current portion of long-term debt	14,440	11,395
Other current liabilities	34,241	33,697
Total current liabilities	97,502	92,327
Long-term debt	116,075	129,850
Other liabilities	46,739	46,129
Total liabilities	260,316	268,306
Stockholders' equity	169,623	158,434
Total liabilities and stockholders' equity	$429,939	$426,740

(1) The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of U.S. GAAP Net Earnings Available to Common Stockholders to Non U.S. GAAP EBITDA(2)
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

U.S. GAAP Net earnings (loss) available to common stockholders	$3,120	$22,776	$3,866	$(77,921)
Interest expense	1,586	1,505	3,010	3,706
Provision for (benefit from) income taxes	2,292	(14,133)	2,269	(19,005)
Depreciation and amortization	5,249	5,467	10,476	10,968
Non U.S. GAAP EBITDA	$12,247	$15,615	$19,621	$(82,252)
% of net sales	9.3%	11.9%	8.0%	-32.5%

Unusual or special items:
ERP system implementation consulting costs	639	-	1,088	-
Professional fees related to legal entity restructuring	200		200
Acquisition related costs	-	150	-	162
Restructuring charges	138	373	171	601
Power Solutions acquisition-related settlements	-	(2,358)	-	(5,155)
Impairment of goodwill and other intangible assets	-	(2,611)	-	105,972

Non U.S. GAAP Adjusted EBITDA	$13,224	$11,169	$21,080	$19,328
% of net sales	10.0%	8.5%	8.6%	7.6%

(1) The supplementary information included in this press release for 2017 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included non-U.S. GAAP financial measures, including Non-U.S. GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under U.S GAAP, to aid in comparisons with other periods. We may use Non-U.S GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

The following tables reconcile our US GAAP net earnings per common Class A and Class B basic and diluted shares ("GAAP EPS") to Non US GAAP net earnings per common Class A and Class B basic and diluted shares ("Non GAAP EPS").

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
US GAAP EPS	$0.24	$0.26	$1.83	$1.93	$0.30	$0.33	$(6.31)	$(6.61)
Reconciling items (a)	0.24	0.25	(1.40)	(1.47)	0.26	0.27	6.78	7.13
Non US GAAP EPS	$0.48	$0.51	$0.43	$0.46	$0.56	$0.60	$0.47	$0.52

(a) The following tables detail the impact of certain unusual or non-recurring items had on the Company's net earnings per common Class A and Class B basic and diluted shares and the line items these items were included on the condensed consolidated statements of operations.

	Three Months Ended June 30, 2017					Three Months Ended June 30, 2016
Reconciling Items	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact

Items included in SG&A expenses:
ERP system implementation consulting costs	$639	$193	$446	$0.04	$0.04	$-	$-	$-	$-	$-
Professional fees related to legal entity restructuring	200	76	124	0.01	0.01	-	-	-	-	-
Acquisition related costs	-	-	-			150	57	93	0.01	0.01
Power Solutions acquisition related items and settlements	-	-	-			(2,358)	(714)	(1,644)	(0.13)	(0.14)
Restructuring charges	138	46	92	0.01	0.01	373	136	237	0.02	0.02
Impairment of goodwill and other intangible assets	-	-	-	-	-	(2,611)	2,333	(4,944)	(0.40)	(0.42)
Items included in income taxes:
Incremental tax related to legal entity restructuring	-	(2,308)	2,308	0.18	0.19	-	-	-	-	-
Power Solutions acquisition related settlements	-	-	-	-	-	-	11,114	(11,114)	(0.90)	(0.94)
Total reconciling items	$977	$(1,993)	$2,970	$0.24	$0.25	$(4,446)	$12,926	$(17,372)	$(1.40)	$(1.47)

	Six Months Ended June 30, 2017					Six Months Ended June 30, 2016
Reconciling Items	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact

Items included in SG&A expenses:
ERP system assessment costs	$1,088	$333	$755	0.06	0.06	$-	$-	$-	$-	$-
Professional fees related to legal entity restructuring	200	76	124	0.01	0.01	-	-	-	-	-
Acquisition related costs	-	-	-	-	-	162	62	100	0.01	0.01
Power Solutions acquisition related items and settlements	-	-	-	-	-	(5,155)	(780)	(4,375)	(0.35)	(0.37)
Restructuring charges	171	44	127	0.01	0.01	601	221	380	0.03	0.03
Impairment of goodwill and other intangible assets	-	-	-	-	-	105,972	4,385	101,587	8.21	8.63
Items included in income taxes:
Incremental tax related to legal entity restructuring	-	(2,308)	2,308	0.18	0.19	-	-	-	-	-
Power Solutions acquisition related settlements	-	-	-	-	-	-	13,809	(13,809)	(1.12)	(1.17)
Total reconciling items	$1,459	$(1,855)	$3,314	$0.26	$0.27	$101,580	$17,697	$83,883	$6.78	$7.13